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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                   FORM 8-K/A


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 3, 2000

                                ----------------

                            INFORMATICA CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


        _______                                          77-0333710
(Commission File Number)                    (I.R.S. Employer Identification No.)

                             3350 West Bayshore Road
                               Palo Alto, CA 94303
                    (Address of principal executive offices)

                                 (650) 687-6200
              (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------

                      INFORMATION TO BE INCLUDED IN REPORT

        The undersigned Registrant hereby amends Item 2 and Item 7 of its Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on September 6, 2000 to file financial statements related to acquisition of Zimba in a transaction accounted for as a purchase. The financial statements set forth in Item 7 of this Form 8-KA were previously filed with the Commission in the Registrant's Amendment No. 2 to Form S-3 (File No. 333-45304), which was filed on September 26, 2000.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        On August 31, 2000, pursuant to the Agreement and Plan of Merger, dated as of August 29, 2000, by and among Informatica Corporation (the "Registrant"), I-2 Merger Corporation, a Delaware corporation ("Merger Sub") and Zimba, a privately held California corporation ("Zimba") (the "Agreement"), the Registrant completed the merger of Merger Sub, a wholly-owned subsidiary of the Registrant, with and into Zimba, with Zimba being the surviving corporation of the merger and becoming a wholly-owned subsidiary of the Registrant. The transaction closed on August 31, 2000 and is being accounted for as a purchase transaction. As consideration for the transaction, the Registrant issued 253,329 shares of the Registrant's common stock, $0.001 par value, in exchange for the outstanding shares of capital stock of Zimba, subject to the withholding of 10% of such shares in escrow in accordance with the terms of the Agreement. At the effective time of the merger, all outstanding options and warrants to purchase shares of Zimba capital stock were automatically converted into options and warrants to purchase the Registrant's common stock based upon the conversion ratio set forth in the Agreement with corresponding adjustment to their respective exercise prices. The Registrant currently intends that Zimba's business will continue to be operated in its current manner. Certain of the assets of Zimba were used in the development of applications that provide mobile professionals with real-time access to corporate and external information through wireless devices, voice recognition technology and the Internet, and the Registrant currently intends to use such assets in substantially the same manner. The total value of consideration paid for the purchase transaction was determined based on arm's length negotiations between the Registrant and Zimba, which took into account Zimba's financial position, operating history, products, intellectual property and other factors relating to Zimba's business and certain income tax aspects of the transaction. There are no material relationships between Zimba and either the Registrant or Merger Sub or any of their respective affiliates or any director or officer of the Registrant or Merger Sub or any affiliate of such director or officer.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.


                                      ZIMBA
                          (A DEVELOPMENT STAGE COMPANY)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE QUARTER ENDED JUNE 30, 2000

                                                                         Page
Report of Independent Auditor.........................................    3
Balance Sheets........................................................    4
Statements of Operations..............................................    5
Statements of Stockholders' Equity....................................    6
Statements of Cash Flows..............................................    7
Notes to Financial Statements.........................................    8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Zimba

     We have audited the accompanying balance sheets of Zimba (a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1999 and for the periods from June 24, 1998 (inception) through December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zimba at December 31, 1998 and 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the periods from June 24, 1998 (inception) through December 31, 1998 and 1999, in conformity with auditing standards generally accepted in the United States

     The accompanying financial statements have been prepared assuming that Zimba will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has incurred operating losses since its inception which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Palo Alto, California
August 26, 2000

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                                 Balance Sheets

                                                             DECEMBER 31,           JUNE 30,
                                                       ------------------------    -----------
                                                         1998          1999           2000
                                                       ---------    -----------    -----------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  37,081    $    46,796    $   715,602
  Restricted cash....................................         --         10,000         10,000
  Prepaid expenses and other current assets..........     16,759          7,413         14,314
                                                       ---------    -----------    -----------
Total current assets.................................     53,840         64,209        739,916
Furniture and equipment, net.........................     65,734        177,661        307,326
Deposits and other assets............................      2,940         27,630         33,734
                                                       ---------    -----------    -----------
Total assets.........................................  $ 122,514    $   269,500    $ 1,080,976
                                                       =========    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities...........  $  23,682    $   221,618    $   371,734
  Accrued compensation and related benefits..........     26,435        192,947        369,477
  Convertible notes payable to stockholders..........     65,000        325,000             --
  Note payable to stockholder........................      9,143             --             --
  Current portion of capital lease obligations.......     10,549         48,002         25,901
                                                       ---------    -----------    -----------
Total current liabilities............................    134,809        787,567        767,112
Capital lease obligations, less current portion......     26,438         42,436         78,607
Commitments
Shareholders' equity:
  Series A convertible preferred stock, no par value;
     4,375,000 shares designated; none outstanding at
     December 31, 1998; 4,374,996 issued and
     outstanding at December 31, 1999 and June 30,
     2000; aggregate liquidation preference of
     $629,999........................................         --        621,100        621,100
  Series B convertible preferred stock, no par value;
     12,000,000 shares designated; none outstanding
     at December 31, 1998 and December 31, 1999;
     6,005,391 shares issued and outstanding at June
     30, 2000; aggregate liquidation preference of
     $2,101,887......................................         --             --      2,087,366
  Common stock, no par value; 40,000,000 shares
     authorized; 17,100,000, 13,038,750 and
     13,520,375 shares issued and outstanding at
     December 31, 1998, 1999 and June 30, 2000,
     respectively....................................     61,560        403,352      1,313,145
  Deferred stock compensation........................         --       (249,886)      (629,336)
  Deficit accumulated during the development stage...   (100,293)    (1,335,069)    (3,157,018)
                                                       ---------    -----------    -----------
Total shareholders' equity...........................    (38,733)      (560,503)       235,257
                                                       ---------    -----------    -----------
Total liabilities and shareholders' equity...........  $ 122,514    $   269,500    $ 1,080,976
                                                       =========    ===========    ===========

                            See accompanying notes.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                            Statements of Operations

                                 PERIOD FROM                    PERIOD FROM
                                JUNE 24, 1998                  JUNE 24, 1998
                                 (INCEPTION)                    (INCEPTION)       SIX MONTHS ENDED
                                   THROUGH       YEAR ENDED       THROUGH             JUNE 30,
                                DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    -----------------------
                                    1998            1999           1999          1999         2000
                                -------------   ------------   -------------   ---------   -----------
                                                                                     (UNAUDITED)
Costs and expenses:
  Product development.........    $  64,514     $   765,715     $   830,229    $ 232,071   $   867,310
  Sales and marketing.........       22,890         215,783         238,673       58,487       255,948
  General and administrative
     expenses.................       14,580         165,188         179,768       52,749       182,625
  Amortization of deferred
     stock compensation.......           --          73,088          73,088       19,513       516,647
                                  ---------     -----------     -----------    ---------   -----------
Total costs and expenses and
  loss from operations........      101,984       1,219,774       1,321,758      362,820     1,822,530
Other income (expense)........        1,691         (15,002)        (13,311)      (4,285)          581
                                  ---------     -----------     -----------    ---------   -----------
Net loss......................    $(100,293)    $(1,234,776)    $(1,335,069)   $(367,105)  $(1,821,949)
                                  =========     ===========     ===========    =========   ===========

                            See accompanying notes.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                       Statements of Shareholders' Equity

      For the period from June 24, 1998 (inception) through June 30, 2000

                                         PREFERRED STOCK            COMMON STOCK           DEFERRED
                                     -----------------------   -----------------------   STOCK-BASED    ACCUMULATED
                                       SHARES       AMOUNT       SHARES       AMOUNT     COMPENSATION     DEFICIT        TOTAL
                                     ----------   ----------   ----------   ----------   ------------   -----------   -----------
  Issuance of common stock at
    $0.0036 per share to
    founders.......................          --   $       --   17,100,000   $   61,560    $      --     $        --   $    61,560
  Net loss and comprehensive
    loss...........................          --           --           --           --           --        (100,293)     (100,293)
                                     ----------   ----------   ----------   ----------    ---------     -----------   -----------
Balance at December 31, 1998.......          --           --   17,100,000       61,560           --        (100,293)      (38,733)
  Issuance of Series A preferred
    stock in exchange for
    conversion of notes payable....     451,388       65,000           --           --           --              --        65,000
  Issuance of Series A preferred
    stock, net of issuance costs...   3,923,608      556,100           --           --           --              --       556,100
  Repurchase of common stock.......          --           --   (4,061,250)     (14,621)          --              --       (14,621)
  Deferred stock compensation......          --           --           --      322,974     (322,974)             --            --
  Issuance of warrant in connection
    with consulting services.......          --           --           --       33,439           --              --        33,439
  Amortization of deferred stock
    compensation...................          --           --           --           --       73,088              --        73,088
  Net loss and comprehensive
    loss...........................          --           --           --           --           --      (1,234,776)   (1,234,776)
                                     ----------   ----------   ----------   ----------    ---------     -----------   -----------
Balance at December 31, 1999.......   4,374,996      621,100   13,038,750      403,352     (249,886)     (1,335,069)     (560,503)
  Exercise of stock options
    (unaudited)....................          --           --      481,625       13,696           --              --        13,696
  Issuance of Series B preferred
    stock in exchange for
    conversion of notes payable
    (unaudited)....................   2,456,946      859,931           --           --           --              --       859,931
  Issuance of Series B preferred
    stock, net of issuance costs
    (unaudited)....................   3,548,445    1,227,435           --           --           --              --     1,227,435
  Deferred stock compensation
    (unaudited)....................          --           --           --      896,097     (896,097)             --            --
  Amortization of deferred stock
    compensation (unaudited).......          --           --           --           --      516,647              --       516,647
  Net loss and comprehensive loss
    (unaudited)....................          --           --           --           --           --      (1,821,949)   (1,821,949)
                                     ----------   ----------   ----------   ----------    ---------     -----------   -----------
Balance at June 30, 2000
  (unaudited)......................  10,380,387   $2,708,466   13,520,375   $1,313,145    $(629,336)    $(3,157,018)  $   235,257
                                     ==========   ==========   ==========   ==========    =========     ===========   ===========

                            See accompanying notes.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                            Statements of Cash Flows

                                                 PERIOD FROM                           PERIOD FROM
                                                JUNE 24, 1998                         JUNE 24, 1998          SIX MONTHS ENDED
                                                 (INCEPTION)         YEAR ENDED        (INCEPTION)               JUNE 30,
                                             THROUGH DECEMBER 31,   DECEMBER 31,   THROUGH DECEMBER 31,   -----------------------
                                                     1998               1999               1999             1999         2000
                                             --------------------   ------------   --------------------   ---------   -----------
                                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................        $(100,293)        $(1,234,776)       $(1,335,069)       $(367,105)  $(1,821,949)
Adjustments to reconcile net loss to net
 cash used in operating activities:
 Depreciation and amortization............            4,535              49,338             53,873           14,490        40,187
 Amortization of deferred stock
   compensation...........................               --              73,088             73,088           19,513       516,647
 Issuance of warrant in connection with
   consulting services....................               --              33,439             33,439               --            --
 Changes in operating assets and
   liabilities:
 Prepaid expenses and other current
   assets.................................          (16,759)              9,346             (7,413)          (3,466)       (6,901)
 Deposits and other assets................           (2,940)            (24,690)           (27,630)          (4,250)       (6,104)
 Accounts payable and accrued
   liabilities............................           23,682             197,936            221,618           94,632       150,116
 Accrued compensation and related
   benefits...............................           26,435             166,512            192,947           66,916       176,530
                                                  ---------         -----------        -----------        ---------   -----------
Net cash used in operating activities.....          (65,340)           (729,807)          (795,147)        (179,270)     (951,474)
INVESTING ACTIVITIES
Allocation to restricted cash.............               --             (10,000)           (10,000)              --            --
Purchase of furniture and equipment.......          (33,282)            (97,264)          (130,546)         (74,913)     (129,881)
                                                  ---------         -----------        -----------        ---------   -----------
Net cash used in investing activities.....          (33,282)           (107,264)          (140,546)         (74,913)     (129,881)
FINANCING ACTIVITIES
Principal payments on capital lease
 obligations..............................               --             (10,550)           (10,550)          (5,488)      (25,901)
Proceeds from issuance of preferred stock,
 net......................................               --             556,100            556,100          479,400     1,227,435
Proceeds from issuance of common stock,
 net......................................           61,560                  --             61,560               --        13,696
Repurchase of common stock................               --             (14,621)           (14,621)              --            --
Proceeds from issuance of note payable to
 stockholder..............................            9,143              20,000             29,143           20,000            --
Repayment of note payable to
 stockholder..............................               --             (29,143)           (29,143)              --            --
Proceeds from issuance of convertible
 notes to stockholders....................           65,000             325,000            390,000               --       534,931
                                                  ---------         -----------        -----------        ---------   -----------
Net cash provided by financing
 activities...............................          135,703             846,786            982,489          493,912     1,750,161
                                                  ---------         -----------        -----------        ---------   -----------
Change in cash and cash equivalents.......           37,081               9,715             46,796          239,729       668,806
Cash and cash equivalents at beginning of
 period...................................               --              37,081                 --           37,081        46,796
                                                  ---------         -----------        -----------        ---------   -----------
Cash and cash equivalents at end of
 period...................................        $  37,081         $    46,796        $    46,796        $ 276,810   $   715,602
                                                  =========         ===========        ===========        =========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
Furniture and equipment purchased under
 capital lease obligation.................        $  36,987         $    64,000        $   100,988        $   3,301   $    39,971
                                                  =========         ===========        ===========        =========   ===========
Issuance of preferred stock in exchange
 for convertible notes payable............        $      --         $    65,000        $    65,000        $  65,000   $   859,931
                                                  =========         ===========        ===========        =========   ===========
Issuance of warrant in connection with
 consulting services......................        $      --         $    33,438        $    33,438        $      --   $        --
                                                  =========         ===========        ===========        =========   ===========
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
 Interest.................................        $   1,468         $    19,299        $    20,767        $   3,181   $     8,262
                                                  =========         ===========        ===========        =========   ===========

                            See accompanying notes.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

     The Company was founded in California on June 24, 1998 (inception), as GeoMastix LLC ("GeoMastix"). GeoMastix was incorporated in California on October 14, 1999, and on July 10, 1999, changed its name to Zimba (the "Company").

     From inception through December 31, 1999, the Company has been in the development stage, devoting substantially all of its efforts to research and development of its technologies, acquisition of facilities and equipment and raising capital. The Company is developing an application designed to provide mobile professionals real-time access to corporate and external information via wireless devices, voice recognition and the web. No revenues have been realized through December 31, 1999.

BASIS OF PRESENTATION

     The Company has incurred operating losses to date and has an accumulated deficit of $1,335,069 at December 31, 1999. The Company's activities have been primarily financed through private placements of equity securities and capital lease financing. The Company may need to raise additional capital through the issuance of debt or equity securities to fund its operations. This financing may not be available on terms satisfactory to the Company, if at all.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimated

INTERIM FINANCIAL INFORMATION

     The interim financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for any future periods.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid money market investments with insignificant interest rate risk and original maturities from the date of purchase of three months or less. Cash and cash equivalents are stated at cost, which approximates their fair value.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three years. Equipment under capital leases are amortized over the shorter of the estimated useful life on the life of the lease.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
              JUNE 30, 1999 AND 2000 IS UNAUDITED) -- (CONTINUED)

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Employee Stock Issued to Employees" ("APB 25") and, accordingly, recognizes no compensation for the stock option grants to employees. The effect of applying the fair value method under FASB 123 to the Company's stock options would result in pro forma net losses that are not materially different from the historical amounts reported.

SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." The Company expenses all software development costs prior to the Company's products attaining technological feasibility. Upon the Company's products attaining technological feasibility, all development costs will be capitalized until the general release of the product to customers. As of December 31, 1999, the Company's product has not yet reached technological feasibility. Accordingly, the Company has expensed all development costs to date.

INCOME TAXES

     The Company uses the liability method to account for income taxes as required SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

COMPREHENSIVE LOSS

     There is no difference in the Company's historical net losses as reported and the comprehensive net losses for all periods presented.

2.  FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following:

                                                                        DECEMBER 31
                                                                    -------------------
                                                                      1999       1998
                                                                    --------    -------
    Computer equipment and software.............................    $216,325    $55,060
    Furniture and fixtures......................................      15,209     15,209
    Less accumulated depreciation and amortization..............     (53,873)    (4,535)
                                                                    --------    -------
                                                                    $177,661    $65,734
                                                                    ========    =======

     Depreciation and amortization expense on furniture and equipment was approximately $4,535, $49,338 and $53,873 during the period from inception through December 31, 1998, the year ended December 31, 1999 and period from inception through December 31, 1999, respectively.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
              JUNE 30, 1999 AND 2000 IS UNAUDITED) -- (CONTINUED)

3.  COMMITMENTS

     The Company leases its facility under a month-to-month operating lease. Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost of equipment under capital leases was $112,200 and $37,410 at December 31, 1999 and 1998, respectively. Accumulated depreciation related to such leased assets was $23,664 and $2,078 as of December 31, 1999 and 1998, respectively. Future minimum payments under capital leases are as follows:

    Year ending December 31,
         2000...................................................  $59,142
         2001...................................................   48,547
         2002...................................................   13,818
                                                                  -------
                                                                  121,507
    Less amount representing interest...........................   31,069
                                                                  -------
    Present value of net minimum capital lease payments.........   90,438
    Less current portion........................................   48,002
                                                                  -------
    Long-term capital lease obligations.........................  $42,436
                                                                  =======

     Rent expense under operating lease arrangements for the period from inception to December 31, 1998, the year ended December 31, 1999 and the period from inception to December 31, 1999 totaled $4,511, $21,811 and $26,322, respectively.

4.  CONVERTIBLE NOTES PAYABLE

     In October and November 1998, the Company issued convertible notes payable to certain investors in exchange for $65,000 in cash. The notes bore interest of 5% per year and were convertible into shares of Series A preferred stock, at the option of the payees and upon the sale of such shares by the Company. However, no interest was payable by the Company in the event of conversion. The notes payable were converted into 451,388 shares of Series A preferred stock in June 1999.

     From October to December 1999, the Company issued convertible notes payable to certain investors in exchange for $325,000 in cash. The notes bore interest of 18% per year and were convertible into shares of Series B preferred stock at $0.35 per share at the option of the payees and upon the sale of such shares by the Company. The notes payable and accrued interest thereon were converted into 2,456,946 shares of the Company's Series B convertible preferred stock in connection with the Company's sale of the preferred stock in May 2000.

5.  SHAREHOLDERS' EQUITY

COMMON STOCK

     Common Stock Issued to Founders

     In November 1998, the Company issued 17,100,000 shares of common stock to its founders at $0.0036 per share, which the Company determined to be the fair value of the common stock upon the formation of the company. These common shares are subject to repurchase rights which allow the Company to repurchase the shares at $0.0036 per share in the event of termination of employment, and which expire ratably over 4 years.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
              JUNE 30, 1999 AND 2000 IS UNAUDITED) -- (CONTINUED)

The unvested shares fully and automatically vest in the event of a merger in which the Company is not the surviving corporation or the sale of substantially all of the Company's assets or stock. At December 31, 1999, 13,038,750 shares were subject to such repurchase rights.

CONVERTIBLE PREFERRED STOCK

     Under the Company's Articles of Incorporation, preferred stock is issuable in series and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

Dividends

     The holders of Series A and Series B preferred stock, are entitled to receive dividends at the rates of $0.0075 and $0.025 per annum on each outstanding share of Series A and Series B preferred stock, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares). Dividends are payable in preference and priority to any payment of any dividend on common stock of the Company. Such dividends are payable only when, as and if declared by the Board of Directors, but only out of funds that are legally available, and are noncumulative. No dividends have been declared or paid through December 31, 1999.

Conversion

     Each share of preferred stock, at the option of the holder, is convertible into fully paid and nonassessable shares of common stock at the conversion rate. The conversion rate of the Series A and Series B preferred stock is 1:1 subject to antidilution adjustments. Additionally, conversion is automatic upon the closing of a qualified public offering of common stock with gross proceeds of at least $7,500,000.

Voting

     The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock can be converted.

Liquidation Rights

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership, an amount equal to the sum of $0.144 for each share of Series A preferred stock and $0.35 for each share of Series B preferred stock plus any declared but unpaid dividends with respect to such shares. The remaining assets, if any, are to be distributed ratably to the holders of common and preferred stock on an as-if-converted to common stock basis until the holders of Series A and Series B preferred stock have received an amount equal to twice the original Series A and Series B conversion price per share, at which time the remaining assets legally available for distribution will be paid on a pro rata basis to the holders of common stock. If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to holders of the full preferential amount, then all assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of Series A and Series B preferred stock ratably, in proportion to the preferential amount each such holder is otherwise entitled to receive.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
              JUNE 30, 1999 AND 2000 IS UNAUDITED) -- (CONTINUED)

STOCK OPTIONS

     Under the Company's 1999 Stock Option Plan (the "Plan"), 6,390,000 shares of common stock have been reserved for the issuance of incentive stock options ("ISOs") or non statutory stock options ("NSOs") to eligible participants. The ISOs may be granted at a price per share not less than the fair market value at the date of grant. However, options granted to a 10% shareholder will have an exercise price of not less than 110% of the fair market value at the date of the grant. The NSOs may be granted at a price per share not less than 85 percent of the fair market value at the date of grant. Options granted to-date are immediately exercisable, and unvested shares are subject to repurchase by the Company at the original issuance price. Options and unvested shares granted generally vest over a period of up to 4 years, with a maximum term of 10 years. Upon termination of an option holder, the Company has the right to repurchase at the original purchase price any issued and unvested shares of common stock. As of December 31, 1999, no outstanding shares of common stock are subject to such repurchase rights.

     A summary of option activity under the Plan is as follows:

                                                                  OUTSTANDING OPTIONS
                                                              ---------------------------
                                                                             WEIGHTED-
                                                                              AVERAGE
                                                              NUMBER OF    EXERCISE PRICE
                                                               SHARES        PER SHARE
                                                              ---------    --------------
Outstanding as of December 31, 1998                                  --        $  --
  Granted...................................................  1,581,000        $0.02
  Cancelled.................................................   (471,250)        0.02
                                                              ---------        -----
Outstanding as of December 31, 1999.........................  1,109,750         0.02
  Granted...................................................  1,625,000         0.04
  Exercised.................................................   (481,625)        0.03
  Cancelled.................................................   (280,000)        0.04
                                                              ---------        -----
Outstanding as of June 30, 2000.............................  1,973,125        $0.03
                                                              =========        =====

     As of December 31, 1999, options to purchase 5,280,250 shares of common stock were available for future grant under the plan.

     From January to June 2000, the Company granted options to purchase an aggregate 175,000 shares of common stock at exercise prices from $0.04 to $0.08 per share, that were outside of the option plan. As of June 30, 1999, all of these options were outstanding.

     The following table summarizes outstanding and exercisable stock options as of December 31, 1999:

                                                     OPTIONS OUTSTANDING AND EXERCISABLE
                                                 -------------------------------------------
                                                               WEIGHTED-
                                                                AVERAGE         WEIGHTED-
                                                               REMAINING         AVERAGE
                                                 NUMBER OF    CONTRACTUAL     EXERCISE PRICE
PRICE                                             SHARES      LIFE (YEARS)      PER SHARE
-----                                            ---------    ------------    --------------
$0.01..........................................    618,750        9.66            $0.01
$0.04..........................................    491,000        9.04             0.04
                                                 ---------        ----
                                                 1,109,750        9.66
                                                 =========        ====

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
              JUNE 30, 1999 AND 2000 IS UNAUDITED) -- (CONTINUED)

     The weighted average fair value at grant date of options granted to employees during the year ended December 31, 1999 and the period from inception through December 31, 1999 was $0.09.

SHARES RESERVED FOR FUTURE ISSUANCE

     As of December 31, 1999, the Company has reserved 11,043,645 shares of common stock for future issuance as follows:

Stock option plan...........................................     6,390,000
Common stock warrants.......................................       278,649
Series A convertible preferred stock........................     4,374,996
                                                                ----------
                                                                11,043,645
                                                                ==========

DEFERRED STOCK COMPENSATION

     The Company recorded deferred stock compensation of $322,974 and $467,013 during the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, representing the difference between the exercise price and the deemed fair value for financial accounting purposes of the Company's common stock on the date the stock options were granted. This amount is being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $73,088 for the year ended December 31, 1999 and the period from inception to December 31, 1999, and $177,427 for the six months ended June 30, 2000.

     The Company also recorded deferred stock compensation of $429,084 during the six months ended June 30, 2000, relating to the issuance of consultant options.

     This amount was computed using the Black-Scholes option valuation model. Unvested shares will be remeasured at each measurement date, as they are variable awards, and the related amortization will be charged to operations over the vesting periods of the individual stock options. Such amortization amounted to $339,220 for the six months ended June 30, 2000.

COMMON STOCK WARRANTS

     In July 1999, in connection with a consulting agreement, the Company issued a warrant to purchase 278,649 shares of common stock at an exercise price of $0.144 per share. The warrant is exercisable at any time until one year after an initial public offering of the Company's common stock, or a merger with acquisition by a public Company. The fair value of the warrant in the amount of $33,438, was calculated using a Black-Scholes model with the following assumptions: expected volatility of 100%, expected dividend yield of 0%, expected life of 1 year and risk free interest rate of 5.5%, and has been charged to operations in the year ended December 31, 1999. The warrant has not been exercised or cancelled through December 31, 1999.

6.  INCOME TAXES

     No provision for income taxes was required for the periods from June 24, 1998 (inception) through June, 1999 because the Company was either an LLC or S-corporation. As a result of this status, the shareholders of the Company included the Company's income or loss in their federal and state income tax returns.

     No provision for income taxes was recorded for the period from June 1999 to December 1999 as the Company has incurred operating losses.

                                     ZIMBA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
              JUNE 30, 1999 AND 2000 IS UNAUDITED) -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company had deferred tax assets of approximately $366,000 and $1,000 at December 31, 1999 and 1998, respectively. Realization of the deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $365,000 during the year ended December 31, 1999. Deferred tax assets relate primarily to net operating loss carryforwards.

     As of December 31, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes each of approximately $787,000. The net operating loss carryforwards expire in the years 2004 through 2019, if not utilized.

     Utilization of the Company's net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code, as amended, and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

7.  SUBSEQUENT EVENTS (UNAUDITED)

     In August 2000, the Company was acquired by Informatica Corporation, a public company that provides e-business analytic solutions. No adjustments have been made to the accompanying financial statements for the effects of the potential merger or recorded financial position on the results of operations.

(b) PRO FORMA FINANCIAL INFORMATION.

        The selected unaudited pro forma condensed combined financial information for the Registrant set forth below gives effect to the acquisition of Zimba. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial information of the Registrant and Zimba and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed combined balance sheet as of June 30, 2000 set forth below gives effect to the acquisition of Zimba as if it occurred on that date. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 1999 and the six months ended June 30, 2000 set forth below give effect to the acquisition as if it occurred on the first day of each of those periods under the purchase method of accounting. The selected unaudited pro forma condensed combined financial information reflects certain adjustments, including adjustments to reflect the amortization of goodwill and other intangible assets resulting from the acquisition. The information set forth below should be read in conjunction with the audited historical financial statements of the Registrant and Zimba. The selected unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Zimba acquisition had in fact occurred on such dates or the future consolidated results of operations or financial condition of the Registrant.

                                                                           Page
Selected Unaudited Pro Forma Condensed Combined Balance Sheet.............. 16
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 1999....................................... 17
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended June 30, 2000..................................... 18
Notes to Selected Unaudited Pro Forma Condensed Combined Financial
Information..............................................................   19

                            INFORMATICA CORPORATION

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                HISTORICAL                         PRO FORMA
                                     --------------------------------        ----------------------
                                                                              BUSINESS
                                                                             COMBINATION
                                     INFORMATICA    ZIMBA    COMBINED        ADJUSTMENTS   COMBINED
                                     -----------   -------   --------        -----------   --------
ASSETS
Current assets:
  Cash and cash equivalents........   $ 31,831     $   716   $ 32,547          $    --     $ 32,547
  Restricted cash..................      8,116          10      8,126               --        8,126
  Accounts receivable, net.........     18,141          --     18,141               --       18,141
  Prepaid expenses and other
     current assets................      2,376          14      2,390               --        2,390
                                      --------     -------   --------          -------     --------
     Total current assets..........     60,464         740     61,204               --       61,204
Restricted cash, less current
  portion..........................     12,166          --     12,166               --       12,166
Property and equipment, net........      3,871         307      4,178               --        4,178
Goodwill and other intangible
  assets...........................     34,415          --     34,415(1)(3)     19,750       54,165
Other assets.......................      1,272          34      1,306               --        1,306
                                      --------     -------   --------          -------     --------
     Total assets..................   $112,188     $ 1,081   $113,269          $19,750     $133,019
                                      ========     =======   ========          =======     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...................   $ 14,598     $   372   $ 14,970(3)       $   302     $ 15,272
  Accrued compensation and related
     benefits......................      6,089         369      6,458               --        6,458
  Income taxes payable.............      1,608          --      1,608               --        1,608
  Current portion of capital lease
     obligations...................        142          26        168               --          168
  Deferred revenue.................     15,324          --     15,324               --       15,324
                                      --------     -------   --------          -------     --------
     Total current liabilities.....     37,761         767     38,528              302       38,830
Capital lease obligations, less
  current portion..................         42          79        121               --          121
Stockholders' equity:
  Convertible preferred stock......         --       2,708      2,708(1)(5)     (2,708)          --
  Common stock.....................    105,685       1,313    106,998(1)(3)(5)  23,487      130,485
  Deferred stock-based
     compensation..................     (3,592)       (629)    (4,221)(5)          629       (3,592)
  Accumulated deficit..............    (27,387)     (3,157)   (30,544)(1)(5)    (1,960)     (32,504)
  Accumulated other comprehensive
     income........................       (321)         --       (321)              --         (321)
                                      --------     -------   --------          -------     --------
     Total stockholders' equity....     74,385         235     74,620           19,448       94,068
                                      --------     -------   --------          -------     --------
     Total liabilities and
       stockholders' equity........   $112,188     $ 1,081   $113,269          $19,750     $133,019
                                      ========     =======   ========          =======     ========

See accompanying notes to selected unaudited pro forma condensed combined financial information.

                            INFORMATICA CORPORATION

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      HISTORICAL                    PRO FORMA
                                           --------------------------------   ----------------------
                                                                               BUSINESS
                                                                              COMBINATION
                                           INFORMATICA    ZIMBA    COMBINED   ADJUSTMENTS   COMBINED
                                           -----------   -------   --------   -----------   --------
Revenues:
  License................................    $41,184     $    --   $41,184      $    --     $41,184
  Services...............................     21,195          --    21,195           --      21,195
                                             -------     -------   -------      -------     -------
     Total revenues......................     62,379          --    62,379           --      62,379
Costs of revenues:
  License................................        686          --       686      $    --         686
  Services...............................     10,310          --    10,310           --      10,310
                                             -------     -------   -------      -------     -------
     Total cost of revenues..............     10,996          --    10,996           --      10,996
                                             -------     -------   -------      -------     -------
  Gross profit...........................     51,383          --    51,383                   51,383
Operating expenses:
  Research and development...............     11,843         766    12,609           --      12,609
  Sales and marketing....................     33,613         216    33,829           --      33,829
  General and administrative.............      5,012         165     5,177           --       5,177
  Merger-related costs...................      2,082          --     2,082           --       2,082
  Amortization of stock-based
     compensation........................        742          73       815           --         815
  Amortization of goodwill and other
     intangible assets...................         --          --        --(2)     6,648       6,648
                                             -------     -------   -------      -------     -------
     Total operating expenses............     53,292       1,220    54,512        6,648      61,160
Income (loss) from operations............     (1,909)     (1,220)   (3,129)      (6,648)     (9,777)
Interest income (expense), net...........      1,238         (15)    1,223                    1,223
                                             -------     -------   -------      -------     -------
Loss before income taxes.................       (671)    $(1,235)  $(1,906)     $(6,648)    $(8,554)
Income tax provision.....................        824          --       824           --         824
                                             -------     -------   -------      -------     -------
Net loss.................................    $(1,495)     (1,235)   (2,730)      (6,648)     (9,378)
                                             =======     =======   =======      =======     =======
Basic and diluted net loss per
  share(4)...............................    $ (0.06)                                       $ (0.39)
                                             =======                                        =======
Number of shares used in calculation of
  net loss per share(4)..................     23,783         253                             24,036
                                             =======     =======                            =======

   See accompanying notes to selected unaudited pro forma condensed combined financial information.

                            INFORMATICA CORPORATION

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL                    PRO FORMA
                                              --------------------------------   ----------------------
                                                                                  BUSINESS
                                                                                 COMBINATION
                                              INFORMATICA    ZIMBA    COMBINED   ADJUSTMENTS   COMBINED
                                              -----------   -------   --------   -----------   --------
Revenues
  License..................................     $38,569     $    --   $ 38,569     $    --     $38,569
  Services.................................      21,269          --     21,269          --      21,269
                                                -------     -------   --------     -------     -------
    Total revenues.........................      59,838          --     59,838          --      59,838
Cost of revenues:
  License..................................         793          --        793          --         793
  Service..................................      11,207          --     11,207          --      11,207
                                                -------     -------   --------     -------     -------
    Total cost of revenues.................      12,000          --     12,000          --      12,000
                                                -------     -------   --------     -------     -------
Gross profit...............................      47,838          --     47,838                  47,838
Operating expenses:
  Research and Development.................       9,876         867     10,743          --      10,743
  Sales and marketing......................      30,101         256     30,357          --      30,357
  General and administrative...............       4,311         183      4,494          --       4,494
  Amortization of stock-based
    compensation...........................         529         517      1,046          --       1,046
  Amortization of goodwill and other
    intangible assets......................       4,172          --      4,172          --       4,172
  Purchased in-process research and
    development............................       2,199          --      2,199(2)    3,324       5,523
                                                -------     -------   --------     -------     -------
    Total operating expenses...............      51,188       1,823     53,011       3,324      56,335
                                                -------     -------   --------     -------     -------
Loss from operations.......................      (3,350)     (1,823)    (5,173)     (3,324)     (8,497)
Interest income (expense), net.............         722           1        723          --         723
                                                -------     -------   --------     -------     -------
Loss before income taxes...................     $(2,628)    $(1,822)  $ (4,450)    $(3,324)    $(7,774)
                                                =======     =======   ========     =======     =======
Income tax provision.......................         875          --        875          --         875
                                                -------     -------   --------     -------     -------
Net loss...................................      (3,503)     (1,822)    (5,325)     (3,324)     (8,649)
                                                =======     =======   ========     =======     =======
Basic and diluted net loss per share(3)....     $ (0.10)                                       $ (0.26)
                                                =======                                        =======
Number of shares used in calculation of net
  loss per share(3)........................      33,517         253                             33,770
                                                =======     =======                            =======

   See accompanying notes to selected unaudited pro forma condensed combined financial information.

            NOTES TO SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

     Informatica acquired Zimba on August 31, 2000 in a transaction accounted for as a purchase. The total purchase cost was approximately $26 million consisting of 253,329 shares of Informatica common stock, (with a fair value of approximately $23.8 million,) the assumption of outstanding stock options with a fair value of approximately $1 million, assumed liabilities of approximately $0.9 million and transaction costs of approximately $0.3 million.

     Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of June 30, 2000 and statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 are as follows:

1.   To reflect the preliminary allocation of the purchase cost.

     The total estimated purchase price for the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. The preliminary allocation has resulted in a charge for purchased in-process research and development estimated to be $5.1 million and estimated goodwill and identified intangible assets of $19.8 million which are being amortized over two to three years.

2. To reflect amortization of goodwill and other intangible assets resulting from the acquisition.

     The pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 does not include the purchased research and development related charge of approximately $5.1 million since it is considered a non-recurring charge.

3.   To reflect the acquisition of all of the outstanding stock of Zimba.

4. Basic and diluted net loss per share has been adjusted to reflect the issuance of 253,329 shares of Informatica common stock, as if these shares had been outstanding for the entire period. Dilutive options and warrants are excluded from the computation as their effect is antidilutive.

5. To reflect the elimination of the historical stockholder's equity accounts of Zimba.


(c) EXHIBITS.

    The Exhibit Index appearing on page 21 is incorporated herein by reference.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.


                              INFORMATICA CORPORATION
                              (the Registrant)

                              By: /s/  Gaurav S. Dhillon
                                 ---------------------------------
                                 Gaurav S. Dhillon
                                 Chief Executive Officer, Secretary and
                                 Director

Dated:  November 3, 2000

                                  EXHIBIT INDEX

    EXHIBIT
    NUMBER               DESCRIPTION OF DOCUMENT
    -------              -----------------------
    Exhibit  2.1*        Agreement and Plan of Merger dated as August 29, 2000
                         by and among Informatica Corporation, a Delaware
                         corporation, I-2 Merger Corporation, a Delaware
                         corporation and Zimba, a California corporation.

    Exhibit 23.1         Consent of Ernst & Young LLP, Independent Auditors
    Exhibit 99.1*        Press Release dated August 29, 2000

        * Previously filed as exhibits to Form 8-K dated September 6, 2000 filed with the Commission on September 6, 2000 regarding the acquisition of Zimba.